Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports Fourth-Quarter and Fiscal Year-End 2013

Financial Results

Strong DXL Same Store Sales Increase of 13.6% for Q4

Successful Fall Marketing Campaign Improved DXL Brand Awareness to 25%

Company Announces Revised DXL Rollout Plan and Guidance for Fiscal Year 2014

CANTON, Mass., March 14, 2014 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the fourth quarter and full year of fiscal 2013.

Fourth-Quarter Fiscal 2013 Highlights

•	Sales were $108.5 million compared with $114.9 million in the fourth quarter of fiscal 2012, of which $33.3 million were from DXL stores compared with $16.5 million in the fourth quarter of fiscal 2012.

•	The Company operated a total of 99 DXL stores as of February 1, 2014 with a 13.6% same store sales increase for the 48 DXL stores opened longer than one year.

•	U.S. e-commerce sales increased 6.1% compared with the fourth quarter of fiscal 2012.

•	Opened 25 DXL stores and closed 40 Casual Male XL stores and 1 Rochester Clothing store.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the fourth quarter of fiscal 2013:

			Comparable Sales %
		# of Stores	Change
Total Comparable Sales for Q4 2013			4.2%
Retail Business	Total comparable retail stores	359	4.9%
	DXL comparable stores (1)	99	15.7%
	Casual Male XL and Rochester Clothing stores	260	(0.9)%
Direct Business			1.2%
(1)	Includes relocations. The 48 DXL stores which have been open more than one year had a same store sales increase of 13.6%.

Management Comments

“As previously announced, DXL’s fourth-quarter fiscal 2013 results were in line with much of the retail industry, which faced challenges due to a sluggish retail environment, a shorter holiday selling season and adverse weather conditions in some geographies,” said David Levin, President and Chief Executive Officer. “However, the fall national marketing campaign was a success, nearly doubling DXL brand awareness to 25% and contributing to the 13.6% increase in same store sales for the DXL stores open for more than one year. During the seven weeks that the campaign ran, from September through November, DXL store traffic increased 10%.”

“Since accelerating the opening of DXL stores and closing our Casual Male stores nearly a year and a half ago, we have made significant progress in our transformation,” said Levin. “During the past year, we opened half of the 102 DXL stores that are currently in operation. From that activity, we’ve been able to analyze a significant amount of empirical data with respect to the effectiveness of our store openings and closings. We have better insights into the optimal location and size of DXL stores and the importance of opening new stores prior to the Q4 holiday season. Moreover, we found that productivity does not decline at the remaining Casual Male XL stores as much as we had initially anticipated. With that knowledge, we have decided to open a smaller number of DXL stores this year and not to close Casual Male XL stores in advance of lease expirations, thereby avoiding early termination fees. Our revised plan is to complete the transformation by the end of 2017. This plan will increase cash flow to fund DXL store openings and will allow us to be more selective with respect to their locations and timing – two critically important factors. In fiscal 2014, we now plan to open approximately 40 DXL stores and to close approximately the same number of Casual Male XL stores.”

“This optimization of our roll-out strategy does not change the final number of full-sized DXL stores in our portfolio and will help to secure the positive financial results we have projected. We are also opening a number of smaller-sized DXL stores in certain smaller markets which, if successful, could increase the final number of DXL stores. The Destination XL concept continues to hold exciting prospects for our Company and we are looking forward to launching a new marketing campaign in 2014 to further raise awareness for the brand,” concluded Levin.

Fourth-Quarter Fiscal 2013 Results

Sales

For the fourth quarter of fiscal 2013, total sales were $108.5 million compared with $114.9 million in the fourth quarter of fiscal 2012. The decrease in total sales was due to a sluggish holiday selling season and adverse weather conditions in some regions, closed Casual Male XL stores in markets unrelated to a new DXL store that would have contributed approximately $4.5 million of sales, and an additional week in the fourth quarter of fiscal 2012 that generated approximately $5.9 million of sales. The decrease in sales was partially offset by a comparable sales increase of 4.2%, or $4.3 million, compared with the fourth quarter of fiscal 2012.

For fiscal 2013, total sales were $388.0 million compared with $399.6 million for fiscal 2012. The decrease in total sales is due to closed Casual Male XL stores of $16.2 million and one less week of sales of $5.5 million partially offset by an increase in comparable sales. Comparable sales for fiscal 2013 increased approximately 3.0%, or $11.1 million, compared with fiscal 2012. This increase consisted of an increase in retail stores of 4.7%, or $14.3 million, partially offset by a decrease in the direct business of (4.4)%, or $3.2 million.

Gross Profit Margin

For the fourth quarter of fiscal 2013, gross margin, inclusive of occupancy costs, was 45.3% compared with gross margin of 47.5% for the fourth quarter of fiscal 2012. The decrease of 220 basis points for the fourth quarter of fiscal 2013 was the result of an increase in occupancy costs of 180 basis points and a decrease in merchandise margin of 40 basis points. The increase in occupancy costs during the fourth quarter was due to pre-opening rent associated with the 25 DXL stores opened during the fourth quarter of fiscal 2013.

For fiscal 2013, gross margin decreased 50 basis points to 46.0% compared to fiscal 2012. The decrease of 50 basis points for the fiscal year was the result of an increase in occupancy costs of 110 basis points which was partially offset by an increase in merchandise margin of 60 basis points.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2013 were 44.1% of sales, compared with 37.7% in the fourth quarter of fiscal 2012. On a dollar basis, SG&A expenses increased 10.6% to $47.9 million for the fourth quarter of fiscal 2013 from $43.3 million for the prior-year quarter. The increase is primarily due to incremental costs of approximately $1.9 million related to marketing expenses associated with the national marketing program, increased costs of approximately $0.4 million to support the DXL concept, and approximately $2.3 million in executive severance costs which were accrued at year end.

For fiscal 2013, SG&A as a percentage of sales were 44.0%, compared with 39.1% for fiscal 2012. SG&A expenses increased $14.3 million to $170.7 million for fiscal 2013 from $156.4 million for fiscal 2012. This increase was primarily due to increased marketing costs of approximately $9.3 million and executive severance costs of $2.3 million.

Depreciation and Amortization

Depreciation and amortization for the fourth quarter of fiscal 2013 grew to $7.3 million from $4.2 million for the fourth quarter of fiscal 2012, primarily due to an increase in capital expenditures related to DXL store growth and an asset impairment charge of $1.5 million related to stores that had a carrying value that exceeded fair value. For fiscal 2013 depreciation and amortization grew to $20.8 million from $15.5 million for fiscal 2012, primarily due to new store growth and the asset impairment charge.

DXL Transition Costs

The results for the fourth quarter of fiscal 2013 include DXL transition costs of approximately $2.9 million, or $0.04 per diluted share. These costs include $1.6 million of pre-opening occupancy costs and lease exit costs, $0.9 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.4 million related to trademark amortization.

For fiscal 2013, DXL transition costs were approximately $11.2 million, or $0.14 per diluted share. These costs include $4.3 million of pre-opening occupancy costs and lease exit costs, $5.3 million of SG&A expenses related to pre-opening payroll, training and store operations and $1.6 million related to trademark amortization.

Tax Rate

During the fourth quarter of fiscal 2013, the Company recorded a non-cash charge of $51.3 million to establish a full valuation allowance against its deferred tax assets. Without the impact of this charge, the effective tax rate was 40.2% for fiscal 2013 compared with 38.4% for fiscal 2012. The Company expects to continue providing a full valuation allowance against its deferred tax assets in fiscal 2014 and will not recognize any provision or benefit on its pre-tax earnings.

Net Income (Loss)

The net loss for the fourth quarter of fiscal 2013 was $(55.1) million, or $(1.14) per diluted share, compared with net income of $4.2 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2012. Net loss for the fourth quarter of fiscal 2013 includes a non-cash charge of $51.3 million to establish a full valuation allowance against the Company’s deferred tax assets, approximately $2.3 million in executive severance costs, $1.5 million in asset impairments and $2.9 million for DXL transition costs and Casual Male trademark amortization expense.

Net loss for fiscal 2013 was $(59.8) million, or $(1.23) per diluted share, compared with $6.1 million, or $0.13 per diluted share, for fiscal 2012. On a non-GAAP basis, the adjusted net loss for fiscal 2013, excluding the charge for the tax valuation allowance, asset impairments and executive severance, was $(6.2) million, or $(0.13) per diluted share. See the Non-GAAP table below for a complete reconciliation of non-GAAP adjusted net loss and adjusted net loss per diluted share to net loss and net loss per diluted share, on a GAAP basis.

Cash Flow

Cash flow from operations was $24.9 million for fiscal 2013 compared with $29.9 million for fiscal 2012. Free cash flow from operations (as defined under “Non-GAAP Measures” in this press release) decreased by $26.7 million to $(29.2) million from $(2.5) million for fiscal 2012, due to an increase in capital expenditures of $21.7 million related to DXL store openings and a decrease of $5.0 million in cash flow from operations.

Balance Sheet & Liquidity

At February 1, 2014, the Company had cash and cash equivalents of $4.5 million, outstanding borrowings of $9.0 million, and $75.5 million available under its credit facility. During fiscal 2013, the Company supplemented its borrowing capacity under its $100.0 million credit facility by entering into equipment financing loans totaling approximately $16.7 million at February 1, 2014.

Inventory was $105.6 million at the end of fiscal 2013, compared with $104.2 million at the end of fiscal 2012. At February 1, 2014, compared with February 2, 2013, inventory dollars increased 1.3%, while units decreased by 6.9%. The 1.3% increase in inventory value is due primarily to increase branded apparel. With a greater number of DXL stores open, the Company has a greater mix of higher cost branded apparel.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2011		Year End 2012		Year End 2013		Year End 2014E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	352	1,241	250	880	212	747
Destination XL	16	159	48	475	99	915	139	1,226
Rochester Clothing	14	122	12	108	10	88	8	75
Total	450	1,777	412	1,824	359	1,883	359	2,048

Fiscal 2014 Outlook

The Company expects:

•	A comparable sales increase of approximately 5.6% and total sales in the range of $405.0 to $410.0 million.

•	A same store sales increase of between 13% to 15% for the approximately 99 DXL stores that will have been open for one year.

•	Gross profit margin to increase 20 to 90 basis points.

•	SG&A costs between $175.0 to $176.7 million.

•	Operating margin of between (2.0%) to (2.8%).

•	For comparative purposes to fiscal 2013 earnings, assuming a normal tax benefit of approximately 40%, the loss per diluted share for fiscal 2014, on a non-GAAP basis, is expected to be approximately $(0.12) to $(0.16). See “Non-GAAP Measures.” Loss per diluted share in the range of $(0.21) to $(0.27). The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2014 and will not recognize any income tax benefit or provision in fiscal 2014.

•	Capital expenditures, net of tenant allowances, of approximately $36.4 million, or a $7.8 million reduction from fiscal 2013.

•	Borrowings at the end of fiscal 2014 in the range of $30.0 to $35.0 million under the credit facility, with equipment financings of approximately $20.0 million.

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, March 14, 2014 at 9:00 a.m. ET. To listen to the live webcast, visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 505-4369. Please reference conference ID: 5302522. An archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the above discussion refers to free cash flow which is a non-GAAP measure. The presentation of this non-GAAP measure is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measure “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of the non-GAAP measure helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. See table below for reconciliation.

The Net Income (Loss) discussion above refers to non-GAAP adjusted net loss of $(6.2) million and related non-GAAP diluted loss per share of $(0.13) for fiscal 2013. These measures should not be considered superior to or as a substitute for net loss or diluted loss per share derived in accordance with GAAP. The Company believes that these non-GAAP measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of these non-GAAP measures enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

The Fiscal 2014 Outlook discussion above refers to an expected loss per diluted share, on a non-GAAP basis, of $(0.12) to $(0.16) per diluted share, assuming a normalized tax rate of 40%. This loss per diluted share was calculated by taking the expected loss per diluted share, on a GAAP basis, of $(0.21) to $(0.27) and multiplying each number by an assumed tax rate of 40% resulting in an assumed income tax benefit of $0.09 to $0.11 per diluted share. Adding the income tax benefit to the net loss results in a loss per share of $(0.12) to $(0.16) per share, on a non-GAAP basis. The inclusion of this non-GAAP measure should not be considered superior to or as a substitute for the loss per diluted share derived in accordance with GAAP. The Company believes the presentation of this non-GAAP information is meaningful and provides comparability to prior year results.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including www.destinationxl.com, and brand mailers make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, costs, capital expenditures, borrowings, revenue and earnings expectations for fiscal 2014 and beyond, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 15, 2013, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the year ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Sales	$108,539	$114,858	$387,983	$399,640
Cost of goods sold including occupancy	59,379	60,346	209,569	213,881

Gross profit	49,160	54,512	178,414	185,759

Expenses:
Selling, general and administrative	47,900	43,292	170,652	156,366
Depreciation and amortization	7,291	4,191	20,841	15,469

Total expenses	55,191	47,483	191,493	171,835

Operating income (loss)	(6,031)	7,029	(13,079)	13,924
Interest expense, net	(347)	(183)	(1,046)	(621)

Income (loss) from continuing operations before income taxes	(6,378)	6,846	(14,125)	13,303
Provision for income taxes	48,769	2,627	45,661	5,244
Income (loss) from continuing operations	(55,147)	4,219	(59,786)	8,059
Loss from discontinued operations, net of taxes	—	—	—	(1,933)

Net income (loss)	$(55,147)	$4,219	$(59,786)	$6,126

Net income (loss) per share - basic and diluted:
Income (loss) from continuing operations	$(1.14)	$0.09	$(1.23)	$0.17
Loss from discontinued operations	$—	$—	$—	$(0.04)
Net income (loss) per share -basic and diluted	$(1.14)	$0.09	$(1.23)	$0.13

Weighted-average number of common shares outstanding:
Basic	48,568	48,115	48,473	47,947
Diluted	48,568	48,504	48,473	48,385

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

February 1, 2014 and February 2, 2013

(In thousands)

	February 1, 2014	February 2, 2013

ASSETS

Cash and cash equivalents	$4,544	$8,162
Inventories	105,556	104,211
Other current assets	16,341	20,713
Property and equipment, net	102,939	65,942
Intangible assets	4,393	6,256
Deferred tax assets	—	38,688
Other assets	3,608	1,973

Total assets	$237,381	$245,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$89,090	$65,683
Borrowings under credit facility	9,029	—
Long-term debt, including current portion	16,706	—
Deferred gain on sale-leaseback	17,585	19,050
Stockholders’ equity	104,971	161,212

Total liabilities and stockholders’ equity	$237,381	$245,945

NON-GAAP MEASURES

FREE CASH FLOW

	Fiscal 2013	Fiscal 2012
(in millions)
Cash flow provided by operating activities:
Cash flow provided by operating activities other than tenant allowances	$15.0	$27.5
Tenant allowances	9.9	2.4

Cash flow provided by operating activities	24.9	29.9
Less: capital expenditures	(54.1)	(32.4)

Free cash flow	$(29.2)	$(2.5)

ADJUSTED NET LOSS FOR FISCAL 2013

GAAP TO NON-GAAP RECONCILIATION

	Fiscal 2013
	$ Per diluted share
(in millions, except per share data)
Net loss, GAAP basis	$(59.8)	$(1.23)
Add back:
Executive severance accrual of $2.3 million, less tax at 40.2% of $0.9 million	$1.4	$0.03
Asset impairments of $1.5 million, less tax at 40.2% of $0.6 million	$0.9	$0.02
Charge to establish full valuation allowance	51.3	$1.05

Adjusted net loss, non-GAAP basis	$(6.2)	$(0.13)

Weighted average number of common shares outstanding on a diluted basis		48.5